Exhibit 99.01

Shopping.com Appoints New CEO;

Dan Ciporin Continues as Chairman

Company Announces Preliminary Results for First Quarter 2005

Brisbane, Calif. – April 6, 2005 – Shopping.com Ltd. (Nasdaq: SHOP), a leading online comparison shopping service, today announced that Dan Ciporin will be stepping down as CEO and will continue to guide the company as Chairman of the Shopping.com board of directors. Lorrie Norrington, a member of the Shopping.com board of directors, will replace Mr. Ciporin as president and CEO, effective June 1, 2005.

“With strong momentum in the business, ongoing revenue and profit growth, as well as our international expansion, we have become one of the most influential, global ecommerce destinations,” said Dan Ciporin, chairman and current CEO of Shopping.com. “I’m convinced that Lorrie’s track record of growing and scaling global enterprises is uniquely well-matched to the opportunity at Shopping.com.”

“Dan’s strategic vision has enabled Shopping.com to go from concept to a leading global online comparison shopping service with $100 million in revenue,” said Bill Gurley, a member of Shopping.com’s board of directors and partner of Benchmark Capital. “We thank him for his leadership over the past six years and look forward to his continued involvement as chairman. At the same time, we are tremendously excited about the leadership and global experience our new CEO brings to the company. We believe Lorrie is the right person to take the company to the next level and enable Shopping.com to reach its full potential.”

Lorrie Norrington joined the Shopping.com board of directors in June 2004. Most recently she was an Executive Vice President in the Office of the CEO at Intuit, a business and financial management software and services company and makers of Quicken®, QuickBooks® and TurboTax®. Prior to joining Intuit, she was an officer of the General Electric Company and most recently was the President and CEO of GE FANUC Automation, its global automation solutions business. During her 20-year tenure at GE, Ms. Norrington held leadership positions in information services, medical

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systems, industrial systems and financial services. Ms. Norrington received her B.S. in business administration from the University of Maryland and her M.B.A. from the Harvard Business School.

“My work with Dan and his team over the past year has been invigorating,” said Ms. Norrington. “It’s a great honor to join the team as CEO to capitalize on the growth opportunity that Shopping.com is uniquely positioned to realize in the global ecommerce market.”

The company today also announced preliminary results for its first quarter ended March 31, 2005. Shopping.com expects to report revenues of approximately $28.5 million, Adjusted EBITDA of approximately $4.5 million, and net income of approximately $3.8 million. On February 3, 2005, the company reported that it expected total revenue in the first quarter of 2005 in the range of $27 million to $28 million and Adjusted EBITDA in the first quarter of 2005 of $4 million to $4.5 million.

The company will release financial results for the first quarter ended March 31, 2005 immediately following the close of the market on Wednesday, April 27, 2005.

About Shopping.com

Shopping.com Ltd. is a leading online comparison shopping service. The Company gathers product and merchant data from across the Internet, organizes and structures it into a comprehensive catalog, and presents the resulting information to consumers in a user-friendly interface. Shopping.com was launched in 2003 as the new brand and corporate identity of Dealtime.com, founded in 1997, and Epinions.com, founded in 1999.

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Use of Non-GAAP Financial Information

This press release contains financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”), and refers to them as “Adjusted.” Shopping.com’s Adjusted EBITDA is net income (loss) plus provision for income taxes, interest expense, depreciation, amortization, and stock based compensation, and less interest and other income (expense), net. Adjusted EBITDA is a non-GAAP measure of liquidity, and should be viewed as a supplement to, not a substitute for, results of operations presented on a GAAP basis. A table reconciling Adjusted EBITDA to GAAP net income is included below. The reconciliation of Adjusted EBITDA to GAAP information includes all information reasonably available to Shopping.com at the date of this press release.

In order to fully assess our financial operating results, management believes that Adjusted EBITDA is an appropriate measure of evaluating our operating performance because it provides investors with an additional tool to compare business performance across companies and across periods. Our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing Shopping.com’s financial results from period to period, as a planning metric, and as a metric for determining executive compensation. In addition, Shopping.com used this measure in the past and believes that it is important to provide investors and other interested persons with a consistent basis for comparison of financial results between quarters. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, cash flow from operations, net income, or other measures of financial performance prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements, including statements regarding our future financial performance and business opportunities. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to many factors, including our ability to forecast consumer behavior and recognize or respond to emerging trends, competitive factors, the market acceptance of our new products and product enhancements, our ability to manage our CEO succession process, litigation developments, our ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by Shopping.com with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for factors that may affect the Company’s future financial results. All forward-looking statements are made as of the date hereof and Shopping.com does not undertake any responsibility to update or revise any forward-looking statement provided in this release.

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Shopping.com Ltd.

Reconciliation of Net income (loss) to Adjusted EBITDA

(amounts in thousands)

Three Months Ended March 31, 2005
Net income (loss)	$3,825

Adjustments:
Stock-based compensation	400
Amortization of intangible assets	175
Depreciation and amortization	900
Interest and other (income) expense, net	(820)
Provision for income taxes	20
Total adjustments	675

Adjusted EBITDA	4,500

Adjusted EBITDA is defined as: net income (loss) plus provision for income taxes, interest expense, depreciation, amortization, and stock based compensation, and less interest and other income (expense) net

Investor Relations Contacts:	Press Contact:

Alex Wellins or Christy Ryan Swildens	Lynn Brinton
The Blueshirt Group	VP, Corporate Communications
415-217-7722	650-616-6532
alex@blueshirtgroup.com	lbrinton@shopping.com
christy@blueshirtgroup.com

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